SIMON TRANSPORTATION SERVICES INC.

        CERTIFICATE OF DESIGNATION, PREFERENCES, RIGHTS AND LIMITATIONS
                     OF 600,000 SERIES I PREFERRED SHARES


         Simon Transportation Services Inc., a corporation organized under the laws of the State of Nevada (hereinafter called the "Corporation"), in accordance with Section 78.1955 of the Nevada General Corporation Law, does hereby certify as follows:

       A. That pursuant to Article IV of the Articles of Incorporation of the Corporation, the Corporation is authorized to issue 5,000,000 Preferred Shares, par value one cent ($0.01) per share, and the Board of Directors of the Corporation is expressly authorized to fix, to the extent permitted by Nevada law and said Article IV the designation, description, and certain of the terms with respect to each particular series of Preferred Shares.

       B. That the Equity Issuance Committee of the Board of Directors of the Corporation, acting pursuant to the Corporation's Bylaws and the Nevada General Corporation Law, by unanimous written consent dated June 30, 2001, duly adopted a resolution authorizing the issuance of up to 600,00 shares of the Corporation's one cent ($0.01) per share, authorized and unissued, Preferred Shares designated as "Series I Preferred Shares", and fixed the preferences, and relative, participating, optional, and special rights and limitations and restrictions thereof as follows:

        1. Voting Rights. Except as herein or by law expressly provided, each share of the Series I Preferred Shares shall have the right or power to cast ten votes on any question or in any proceeding or to be represented at or to receive notice of any meeting of the stockholders of the Corporation.

        2.        Preference on Liquidation.

                 2.1 General. Subject to the remaining provisions of this
         Section 2, in the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, or any reduction in its capital resulting in any distribution of assets to its stockholders, after payment or provision for payment of the debts and liabilities of the Corporation, the holders of the Series I Preferred Shares shall be entitled to receive, out of the remaining assets of the Corporation, the amount of $35.00 in cash for each of the Series I Preferred Shares they then hold, plus an amount equal to all dividends accumulated and unpaid on each such share through the date fixed for distribution, before any distribution shall be made to the holders of any Common Shares or any other class or series of capital shares of the Corporation ranking junior to the Series I Preferred Shares. If upon any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, the assets of the Corporation available for distribution to stockholders shall be insufficient to permit the payment to the holders of the Series I Preferred Shares of the aforesaid preferential amounts, then the entire assets of the Corporation shall be distributed ratably among the holders of the Series I Preferred Shares then outstanding according to the number of shares held by each.

                 2.2 Liquidation Defined. The purchase or redemption by the Corporation of shares of any class, in any manner permitted by law, shall not for the purpose of this Section be regarded as a liquidation, dissolution, or winding up of the Corporation or as a reduction of its capital. Neither the consolidation nor merger of the Corporation with or into any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets, shall be deemed to be liquidation, dissolution, or winding up of the Corporation for the purposes of this section. A dividend or distribution to stockholders from net profits or surplus earned after the date of any reduction of capital shall not be deemed to be a distribution resulting from such reduction in capital. No holder of Series I Preferred Shares shall be entitled to receive any amounts with respect thereto upon any liquidation, dissolution, or winding up of the Corporation other than the amounts provided for in Section 2.1.

                 2.3 No Restriction on Surplus. No provision of this Section 2 shall in any manner, prior to any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or otherwise, create or be deemed to create any restrictions upon the surplus of the Corporation or prohibit the payment of dividends on the capital shares of the Corporation out of the funds of the Corporation legally available therefor, nor shall any such restriction or prohibition be in any manner inferred from the provisions of this Section 2.

        3. Dividends. Dividends on each share of the Series I Preferred Shares shall accrue quarterly at the rate of ten-percent per annum from the date of issuance, based upon the $35.00 per share value. In the event the Corporation, at any time subsequent to the date the Series I Preferred Shares becomes convertible to Class A Common Shares pursuant to Section 4, shall pay to the holders of Common Shares a dividend, the holders of Series I Preferred Shares shall be entitled to receive the same kind and the same proportionate shares of such property being paid as a dividend which they would have been entitled to receive had their Series I Preferred Shares been converted immediately prior to the record date for payment of such dividend.

        4.        Conversion.

                 4.1 Conversion Option. Upon written notice to the Corporation as described in Section 4.2.1., the holders of all issued and outstanding Series I Preferred Shares shall have the right to convert such Series I Preferred Shares into Class A Common Shares on the basis of one Series I Preferred Share for ten (10) fully paid and non-assessable Class A Common Shares of the Corporation exercisable at the earliest to occur of (i) September 30, 2001; (ii) the date immediately preceding any merger, consolidation, recapitalization, reorganization, or other similar transaction or series of transactions, whether or not the Corporation is the surviving corporation, in which the Moyes Children's Limited Partnership, Jerry Moyes, or Vickie Moyes, and their affiliates (the "Moyes Group") together beneficially own shares having the power to cast less than thirty percent of the votes entitled to be cast at meetings of stockholders; (iii) the date immediately preceding any sale of stock, tender offer, or other transaction or series of transactions in which any person, corporation, or other entity or group thereof, other than the Moyes Group (the "Acquiror"), acquires the beneficial ownership of shares of the Corporation's stock which, when added to any other shares, the beneficial ownership of which is held by the Acquiror, shall have more than fifty percent of the votes that are entitled to be cast at meetings of stockholders; or (iv) the date immediately preceding any sale of all or substantially all assets of the Corporation and its subsidiaries.

                 4.2 Terms and Provisions Applicable to Conversion. Conversion of Series I Preferred Shares shall be subject to the following additional terms and provisions:

                          4.2.1 Any holder of Series I Preferred Shares
                  converting such Series I Preferred Shares into Class A Common Shares shall surrender the certificate or certificates representing the Series I Preferred Shares so to be converted, duly endorsed to the Corporation or in blank, at the principal office of the Corporation (or such other place as may be designated by the Corporation), and shall give written notice to the Corporation at said office that the certificates are being submitted for conversion, setting forth the name or names (with the address or addresses) in which the Class A Common Shares are to be issued.

                          4.2.2 As promptly as practicable after the surrender
                  for conversion of any Series I Preferred Shares, the Corporation shall deliver or cause to be delivered at the principal office of the Corporation (or such other place as may be designated by the Corporation), to or upon the written order of the holder of such Series I Preferred Shares, certificates representing the Class A Common Shares issuable upon such conversion, issued in such name or names as such holder may direct. Series I Preferred Shares shall be deemed to have been converted as of the date Certificates representing the Class A Common Shares of the Corporation have been issued, and the rights of the holders of such Series I Preferred Shares shall cease at such time, and the person or persons in whose name or names the certificates for such shares are to be issued shall be treated for all purposes as having become the record holder or holders of such Class A Common Shares at such time.

                          4.2.3 The Corporation shall at the time of such
                  conversion pay to the holder of record of any Series I Preferred Shares any accrued but unpaid dividends on said Series I Preferred Shares so surrendered for conversion.

                          4.2.4 In the event that the Corporation shall at any
                  time subdivide or combine in a greater or lesser number of outstanding Common Shares, the number of Common Shares issuable upon conversion of the Series I Preferred Shares shall be proportionately increased in the case of subdivision or decreased in the case of a combination, effective in either case at the close of business on the date when such subdivision or combination shall become effective.

                          4.2.5 In the event that the Corporation shall be
                  recapitalized, consolidated with or merged into any other corporation, or shall sell or convey to any other corporation all or substantially all of its property as an entirety, provision shall be made as part of the terms of such recapitalization, consolidation, merger, sale, or conveyance so that any holder of Series I Preferred Shares shall receive in such transaction in lieu of the Class A Common Shares otherwise issuable to it upon conversion of its Series I Preferred Shares, but at the conversion ratio stated in
                  Section 4.1, the same kind and amount of securities or assets as may be distributable upon such recapitalization, consolidation, merger, sale, or conveyance, with respect to the Class A Common Shares of the Corporation.

                          4.2.6 The Corporation shall at all times reserve and
                  keep available solely for the purpose of issue upon conversion of Series I Preferred Shares, as herein provided, such number of Class A Common Shares as shall be issuable upon the conversion of all outstanding Series I Preferred Shares.

                          4.2.7 The issuance of certificates for Class A Common
                  Shares upon conversion of the Series I Preferred Shares shall be made without charge for any tax in respect of such issuance. However, if any certificate is to be issued in a name other than that of the holder of record of the Series I Preferred Shares so converted, the person or persons requesting the issuance thereof shall pay to the Corporation any amount of any tax which may be payable by the Corporation in respect of any transfer involved in such issuance, or shall establish to the satisfaction of the Corporation that such tax has been paid or is not due and payable.

                          4.2.8 Upon conversion of the Series I Preferred Shares
                  to Class A Common Shares, the Series I Preferred Shares so converted shall be deemed cancelled and returned to authorized and unissued preferred shares, with no stated designation, rights, or preferences.

        5. Restrictions. Certificates evidencing ownership of the Series I Preferred Shares are subject to stop transfer instructions issued by the Corporation to the transfer agent prohibiting transfers thereof without registration under the Securities Act of 1933 or unless an exemption from the registration requirements of said Act is available in the opinion, addressed to the Corporation, of counsel acceptable to the Corporation. Certificates evidencing ownership of Series I Preferred Shares shall bear the following legend:

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR PURSUANT TO ANY STATE SECURITIES LAWS. THESE SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS SUCH ARE FIRST REGISTERED PURSUANT TO THE APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR UNLESS THE COPORATION RECEIVES A WRITTEN OPINION OF COUNSEL, WHICH OPINION AND COUNSEL ARE SATISFACTORY TO THE CORPORATION, THAT SUCH REGISTRATION IS NOT REQUIRED.

         IN WITNESS WHEREOF, Simon Transportation Services Inc., has made this Certificate under the hand of its President and its Secretary this 16th day of August, 2001.

                                      SIMON TRANSPORTATION SERVICES INC.


                                      By: /s/ Kelle A. Simon
                                          --------------------------------------
                                          Kelle A. Simon, President


                                      By: /s/ Alban B. Lang
                                          --------------------------------------
                                          Alban B. Lang, Secretary


STATE OF UTAH                       )
                                    )       ss.
COUNTY OF  SALT LAKE                )
          --------------------------

         The foregoing Certificate was acknowledged before me this 16th day of August, 2001, by Kelle A. Simon, President, and Alban B. Lang, Secretary, of Simon Transportation Services Inc., a Nevada corporation, on behalf of the corporation.


                                          /s/ William J. Baker Jr.
                                              Notary Public
My Commission Expires:  March 11, 2003
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